Exhibit 21

SUBSIDIARIES OF RAND CAPITAL CORPORATION

1.    Rand Capital SBIC, L.P. formed under Delaware Law on January 16, 2002.

2.    Rand Capital Management, LLC formed under Delaware Law on January 16, 2002.